[	EXHIBIT INDEX	]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 14, 2003 (September 30, 2003)

VitalStream Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-17020	87-0429944

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jenner, Suite 100, Irvine, California		92618

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		(949) 743-2000

(Former Name or Former Address, if Changed Since Last Report)

[	EXHIBIT INDEX	]

Item 1. Changes in Control of Registrant.

               Following the consummation of the transaction described in "Item 5. Other Events" below, Dolphin Communications Fund II, L.P. and Dolphin Parallel Fund II (Netherlands), L.P. and their affiliates (collectively, "Dolphin") hold or control securities giving Dolphin control over 6,284,725 votes in connection with the election of directors and other matters, constituting 17.96% of the voting power of VitalStream Holdings, Inc. (the "Company"). In addition, Dolphin holds New Notes , New Warrants and Additional Warrants (each as defined below) that are convertible into or exercisable for shares of voting stock. If all New Notes, New Warrants and Additional Warrants held by Dolphin were converted or exercised for common stock, Dolphin would possess or control 13,094,421 votes in connection with the election of directors and other matters, constituting 32.49% of the voting power of the Company following such conversions or exercises. In addition, Dolphin has contractual rights effectively giving it the ability to appoint one member of the board of directors and, as described below, is the beneficiary of certain restrictive covenants. The closing of the transactions described in "Item 5. Other Events" below, which description is incorporated into this Item 1 by reference, may be deemed to be a "change of control" of the Company. However, such transactions do not qualify as a "change of control" under the transaction documents to which the Company is a party, or as such term is most commonly used in the business context to mean a change in the ownership of 50% or more of the Company's voting stock, a merger or sale of substantially all of the Company's assets.

               For purposes of the Securities Exchange Act of 1934, the term "control" generally means the "possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise." The SEC has declined to set strict guidelines regarding what percentage of ownership of a company or other indicia of control constitute "control" or a "change of control" for purposes of Item 1 of Form 8-K; however, there is support for the position that the purchase by a person of 10%-30% of the voting securities of an issuer, particularly if combined with rights to positions on the board of directors and restrictive covenants, constitutes the acquisition of "control" or a "change of control" for purposes of Form 8-K.

Item 5. Other Events.

               General Transaction. On September 30, 2003, the Company entered into, and closed the transactions contemplated by, a Securities Exchange and Purchase Agreement (the "Purchase Agreement") with Dolphin and five members of the Company's management team. Pursuant to the Purchase Agreement, the Company effected two related transactions: first, the cancellation of $1.1 million in outstanding Convertible Promissory Notes issued to Dolphin in November 2002 and January 2003 (the "Old Notes") and related warrants in exchange for $1.1 million in Amended and Restated Convertible Promissory Notes (the "New Notes") and related warrants; and, second, the issuance of 900 shares of 2003 Series A Preferred Stock ("Series A Preferred") and warrants to Dolphin and five members of the Company's management team in exchange for $900,000 in additional capital. Certain terms of the New Notes, Series A Preferred, warrants and other transaction documents are described below.

               The Note Exchange. During the approximately nine-month period since the issuance of the Old Notes, management of the Company had become concerned that the restrictive covenants associated with the Old Notes may interfere with the Company's business strategy and that, if the Company otherwise qualifies for listing on NASDAQ or a securities exchange in the future, the existence of the Old Notes may interfere with the Company's ability to satisfy the minimum shareholders equity listing requirements for NASDAQ or any such exchange. Accordingly, the Company approached Dolphin and requested that, in connection with a new financing and in exchange for a reduction in the exercise price of certain warrants and other accommodations, Dolphin agree to eliminate certain restrictive covenants, extend the term of the Old Notes, convert to equity in connection with a listing on NASDAQ or a securities exchange and make some other changes. Certain terms of the New Notes (as compared to the Old Notes) are as follows:

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Maturity date: The maturity date of the New Notes is the earlier to occur of (a) January 15, 2025, or (b) consummation of a change of control transaction meeting certain criteria. The Old Notes matured on the earlier to occur of January 15, 2006 or the consummation of an asset sale.

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Interest Rate: Interest accrues on the outstanding principal amount, and accrued interest, under the New Notes at the rate of 7% per annum and is compounded monthly. Under the Old Notes, interest accrued on outstanding principal at the rate of 10% without compounding. Interest on the New Notes accrues until January 15, 2006; after that date, interest does not accrue. Approximately $27,000 of accrued but unpaid interest under the Old Notes was converted into accrued interest under the New Notes.

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Deferred Payment of Interest: Under the Old Notes, interest was payable in cash at the end of each calendar quarter or, to the extent not converted to common stock at the election of the holder, upon conversion of the principal amount of the Old Note into common stock. Under the New Notes, interest is payable in cash at maturity, or in cash or common stock (at the Company's election) upon conversion of the principal amount of the New Notes into common stock. If a New Note is converted into 2003 Series B Preferred Stock ("Series B Preferred"), the interest becomes an accrued dividend.

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Conversion: As with the Old Notes, the principal amount of the New Notes is convertible into common stock at a rate of $.2349 per share or into any subsequently issued preferred stock at a rate equal to the sale price of such preferred stock. The New Notes are also convertible into Series B Preferred at a rate of 1 share per $1,000 principal amount. The terms of the Series B Preferred closely mirror the terms of the New Notes (and the Series A Preferred), and the addition of an option to convert into Series B Preferred is designed to give Dolphin incentive to convert the debt associated with the New Notes into equity as soon as possible.

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Mandatory Conversion upon AMEX/NASDAQ Listing: The terms of the New Notes require the holder to convert into Series B Preferred or common stock if the common stock has become listed on an exchange or NASDAQ or if, upon conversion, as a result of converting the New Notes (debt) into Series B Preferred or common stock (shareholders' equity), the Company's common stock would qualify for listing on an exchange or NASDAQ. The Old Notes contained no such requirement.

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Prepayment: Like the Old Notes, the New Notes are initially not prepayable unless the Company meets certain debt/equity ratio and current ratio tests and pays a 10% premium. The New Notes are prepayable after October 2006 without limitation and without a premium.

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Restrictive Covenants: In connection with issuance of the New Notes, Dolphin agreed to terminate numerous restrictive covenants arising under the Old Notes, including covenants limiting the Company's ability to make investments or enter into joint ventures, enter into transactions with affiliates, prepay other indebtedness, establish stock option plans or grant liens on its assets without consent of the holders of the notes. Certain key covenants remain, including covenants prohibiting the Company, without the consent of the holders of a majority of the New Notes, from (i) merging with any person or selling substantially all of its assets unless the transaction is all cash, the acquirer is a public company with a billion dollar market capitalization, or the surviving entity meets certain net worth, debt/equity and current ratios, (ii) liquidating, dissolving, recapitalizing or reorganizing, (iii) incurring indebtedness in excess of $1.5 million (and if secured, Dolphin gets matching security other than on receivables), (iv) issuing any securities senior to the Series A Preferred and Series B Preferred, and (v) except as required by the Series A Preferred and Series B Preferred, redeeming any stock or paying dividends on any stock.

The remaining covenants expire when Dolphin ceases to hold any New Notes or shares of Series A Preferred or Series B Preferred, or when its beneficial ownership is reduced to less than 10% of the outstanding common stock.

               In addition, in connection with the exchange of the Old Notes for New Notes, the warrants to purchase common stock (the "Old Warrants") issued to Dolphin in connection with their purchase of the Old Notes were exchanged for Amended and Restated Warrants (the "New Warrants"). The New Warrants have an exercise price of $0.30 per share, compared to $0.34 per share under the Old Warrants, expire on September 30, 2006, compared to January 15, 2006 for the Old Warrants, and, like the Old Warrants, permit the holder to purchase a formula-determined number of shares of common stock (currently 842,825 shares).

               New Investment.  In order to become current on its outstanding payables and establish a reserve for unforeseen contingencies and possible future transactions, the Company has been seeking additional capital. After extensive negotiation, Dolphin offered to invest $550,000 in the Company in exchange for shares of preferred stock with terms and conditions similar to those in the New Notes, contingent upon certain members of the Company's management being willing to invest capital on substantially the same terms. In connection with consummation of the note exchange described above, Dolphin purchased $550,000 in shares of Series A Preferred and warrants at a purchase price of $1,000 per unit, with each unit comprised of one share of Series A Preferred and a warrant (an "Additional Warrant") to purchase 833 1/3 shares of common stock at an exercise price of $0.30 per share during a three year term. Certain members of the Company's executive management team purchased $350,000 in the Series A Preferred and Additional Warrants on the same terms. As stated above, the terms of the Series A Preferred are similar to those of the New Notes and include the following provisions:

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Dividend Rate: Dividends accrue on the liquidation value of the Series A Preferred, and on accrued but unpaid dividends, at the rate of 7% per annum until January 15, 2006; after that date, dividends do not accrue.

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Dividend Payment: Dividends are payable on the Series A Preferred when, as and if determined by the Company's Board of Directors, except payment is required in connection with a conversion of the Series A Preferred to common stock (in cash or common stock, at the election of the Company) or redemption (in cash).

●	Liquidation Value: Each share of Series A Preferred has a liquidation value of $1,000.

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The liquidation value of shares of Series A Preferred are convertible into common stock at the rate of $0.235 per share, subject to weighted average adjustment for future issuances below conversion price.

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Shares of Series A Preferred are redeemable at the option of the Company at any time after September 30, 2009. The Company must redeem the Series A Preferred in connection with a change of control transaction. The redemption price of each share of Series A Preferred is the liquidation value plus accrued but unpaid dividends with respect to such share.

●	Voting Rights: Shares of Series A Preferred vote with the common stock on an as converted basis.

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Restrictive Covenants: The shares of Series A Preferred contain restrictive covenants identical to those contained in the New Notes, which restrictive covenants expire when Dolphin ceases to hold any New Notes or shares of Series A Preferred or Series B Preferred, or when its beneficial ownership is reduced to less than 10% of the outstanding common stock.

               Additional Agreements.  In connection with the Purchase Agreement, the Company, Dolphin and the other parties thereto amended and restated ancillary agreements that had been entered into in connection with Dolphin's purchase of the Old Notes in order to reflect the transactions contemplated by the Purchase Agreement and make certain substantive changes. These ancillary documents included the following:

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An Amended and Restated Registration Agreement pursuant to which the Company agreed to register the re-sale of any shares issued to Dolphin or the other investors upon the conversion of the New Notes, Series A Preferred or Series B Preferred, upon exercise of the New Warrants or Additional Warrants or pursuant to the Amended and Restated Asset Purchase Agreement dated January 15, 2003 under which the Company acquired certain assets of Epoch Hosting , Inc.

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An Amended and Restated Investor Rights Agreement pursuant to which the Company granted Dolphin a preemptive right on future issuances of preferred equity securities and, together with certain shareholders, agreed to appoint or elect a Dolphin appointee to VitalStream's board of directors.

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An Amended and Restated Securities Agreement pursuant to which the Company granted Dolphin a security interest in all of its assets (other than accounts receivable) until the earlier to occur of the date the New Notes are paid in full or the date the security interest the Company granted to Alliance Bank in connection with its accounts receivable financing is terminated.

●	An Amended and Restated Guaranty pursuant to which the subsidiaries of the Company have guaranteed the obligations of the Company under the New Notes and related documents.

               The summaries of the Purchase Agreement, New Notes, Series A Preferred and other documents set forth above are incomplete and, because they are summaries, omit certain details and nuances set forth in the underlying documents. The summaries set forth above are subject to, and superseded by, the terms and conditions of the documents attached as Exhibits to this Current Report.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

	4.1	Articles of Incorporation, as amended to include the Certificate of Designation Establishing the 2003 Series A Preferred Stock and the 2003 Series B Preferred Stock

	4.2	Form of Warrant (Amended and Restated)

	4.3	Form of Warrant (Additional Warrant)

	4.4	Form of Amended and Restated Convertible Promissory Note

	10.1	Securities Exchange and Purchase Agreement dated as of September 30, 2003, among the Company and the Purchasers identified therein

	10.2	Amended and Restated Investor Rights Agreement

	10.3	Amended and Restated Registration Agreement

	10.4	Amended and Restated Security Agreement

	10.5	Amended and Restated Guaranty

	99.1	Press release dated October 2, 2003

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SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

VITALSTREAM HOLDINGS, INC.

	/s/	Paul S. Summers

Paul S. Summers President

Date: October 14, 2003